Exhibit 10.1

BRIDGELINE DIGITAL, INC.

AMENDMENT #2 TO

10% SECURED SUBORDINATED CONVERTIBLE NOTES

THIS AMENDMENT #2 TO 10% SECURED SUBORDINATED CONVERTIBLE NOTES (this “Amendment”) is made as of June 17, 2016, by and among Bridgeline Digital, Inc., a Delaware Corporation (the “Company”) and the holders of the Notes (defined below). All capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement (defined below).

WHEREAS, the Company has previously issued certain 10% Secured Subordinated Convertible Notes (the “Notes”) to the Holders pursuant to a Note Purchase Agreement between the Company and the Holders, dated as of September 30, 2013, amended on November 6, 2013 and as further amended on December 21, 2015(the “Purchase Agreement”);

WHEREAS, the Notes were issued in two closings on September 30, 2013 and November 6, 2013 and each Note, as amended, currently matures March 1, 2017;

WHEREAS, the Conversion Price (as defined in the Notes) is currently equal to $6.50 per share, as adjusted;

WHEREAS, the Company and the Holders of sixty-seven percent (67%) of the outstanding principal amount under the Notes desire to amend the Notes to decrease the Conversion Price from $6.50 per share to $0.75 per share for a period of forty-five (45) days to incentivize Holders to convert their Notes into shares of the Company’s Common Stock.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders agree as follows:

1.      Amendments. Each of the Notes is hereby amended as follows:

Section 4(d) shall be deleted and replaced with the following:

“For a period of forty-five days following the date of this Amendment, the Conversion Price in effect on any Conversion Date during such forty-five (45) day period shall be equal to $0.75, subject to adjustment herein, and thereafter, the Conversion Price in effect on any Conversion Date shall be equal to $6.50, subject to adjustment herein (in each case, the “Conversion Price”).”

2.     No Other Amendments. Except as expressly set forth herein, each of the Notes shall remain in full force and effect in accordance with its terms.

3.      Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which once so executed and delivered (including by facsimile and other means of electronic transmission) shall be considered an original, but all such counterparts shall together constitute the same instrument.

4.      Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York except as to its conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment #2 to 10% Secured Subordinated Promissory Notes as of the day and year first above written.

COMPANY:
BRIDGELINE DIGITAL, INC. By: ______________________________ Name: Michael Prinn Title: Chief Financial Officer

HOLDERS:

Name of Investor:

If an entity:

Print Name of Entity:

By:
Name:
Title:

If an individual:

Print Name:

Signature:

2